Exhibit 99.1
PORTOLA PACKAGING REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS
     BATAVIA, IL—November 13, 2006 — Portola Packaging, Inc. (“Portola” or the “Company”) today reported results for the fourth quarter and fiscal year ended August 31, 2006. The Company reported sales of $71.1 million for the fourth quarter of fiscal year 2006 compared to $68.6 million for the fourth quarter of fiscal year 2005, an increase of 3.6%. Portola reported an operating loss of $11.7 million for the fourth quarter of fiscal year 2006, compared to operating income of $4.5 million reported in the fourth quarter of fiscal year 2005. The decrease was primarily due to a goodwill and other intangible impairment charge of $17.9 million recorded during the fourth quarter fiscal 2006. This impairment charge was primarily related to writing off all of the goodwill and other intangible assets of our Portola Tech International operations which was acquired in September 2003. Portola reported a net loss of $16.8 million for the fourth quarter of fiscal year 2006 compared to a net loss of $1.5 million for the fourth quarter of fiscal year 2005. The Company would have reported net income of $1.1 million after excluding the impairment charge.
     For fiscal 2006, sales were $271.6 million compared to $265.0 million for fiscal 2005, an increase of 2.5%. The Company reported an operating loss of $8.4 million for fiscal 2006 compared to operating income of $8.4 million for fiscal 2005. For fiscal year 2006, the Company had a net loss of $28.8 million compared to a net loss of $11.5 million for fiscal 2005. Without the non-recurring Blackhawk litigation settlement charge of $7.0 million and the non-recurring goodwill and other intangible impairment charge of $17.9 million, which both occurred during fiscal 2006, the net loss would have been $3.9 million, a $7.6 million improvement over fiscal year 2005.
     EBITDA(a), (c) increased $2.1 million to $10.8 million in the fourth quarter of fiscal year 2006 compared to $8.7 million in the fourth quarter of fiscal year 2005 and increased $1.0 million to $27.0 million for fiscal 2006 compared to $26.0 million for fiscal 2005. Excluding the one time Blackhawk patent litigation settlement charge, EBITDA for the fiscal year 2006 would have improved by $8.0 million or 30.8%. Adjusted EBITDA(b), (c), which excludes the effect of restructuring charges, (gains) or losses on the sale of assets, the Blackhawk patent litigation settlement charge, one-time relocation costs, warrant interest (income) expense and other non recurring expenses, increased $1.4 million or 14.9% to $10.8 million in the fourth quarter of fiscal year 2006 compared to $9.4 million reported in the fourth quarter of fiscal year 2005, and increased $5.2 million or 17.9% to $34.2 million for fiscal 2006 compared to $29.0 million for fiscal 2005.
CONFERENCE CALL:
     Portola Packaging, Inc. executives will hold a conference call to discuss the fourth quarter and fiscal year 2006 results. The conference call is scheduled for November 14, 2006 at 10:00 AM Central Time. The United States Dial-In Number is 888-639-6205. The International Dial-In Number is 703-925-2608. This press release and any additional financial and operating information, if any, will be available under the “in the news” section on the Company’s web site at www.portpack.com.
ABOUT PORTOLA PACKAGING, INC:
     Portola Packaging is a leading designer, manufacturer and marketer of tamper evident plastic closures used in dairy, fruit juice, bottled water, sports drinks, institutional food products and other non-carbonated beverage products. The Company also produces a wide variety of plastic bottles for use in the dairy, water and juice industries, including various high density bottles, as well as five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines. The Company is also engaged in the manufacture and sale of tooling and molds used in the blow molding industry. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.
ABOUT PORTOLA TECH INTERNATIONAL:
     Portola Tech International (“PTI”) is a wholly owned subsidiary of Portola and is a leading manufacturer, marketer and designer of plastic packaging components to the cosmetic, fragrance and toiletries industry. PTI’s capabilities include injection and compression molding, thermal and ultraviolet metallizing, ultraviolet one coat spray technologies, silk screening, hot stamping, lining and multiple component assembly. In addition to offering the largest stock line of closures in the industry, with over 450 styles and sizes, PTI has a complementary line of heavy wall PETG and polypropylene jars. For more information about PTI, visit PTI’s web site at www.techindustries.com.

FOR ADDITIONAL INFORMATION CONTACT:

Brian J. Bauerbach	Portola Packaging, Inc.
President and Chief Executive Officer	951 Douglas Road
(630) 326-2117	Batavia, Illinois 60510
Web Site: www.portpack.com

Michael T. Morefield	Phone:	(630) 406-8440
Senior Executive Vice President		(888) 739-0936
Chief Financial Officer	Fax:	(630) 406-8442
(630) 326-2074	Email:	Info@mail.portpack.com

PORTOLA PACKAGING, INC.
Audited Financial Results
(in millions)

	Q4 06	YTD 06	Q4 05	YTD 05
Sales	$71.1	$271.6	$68.6	$265.0
Cost of sales	58.2	226.3	55.8	221.0

Gross profit	12.9	45.3	12.8	44.0
Gross profit % (d)	18.1%	16.7%	18.7%	16.6%
SG&A, R&D and amortization	6.7	28.9	7.7	33.1
Goodwill and other intangible impairment (g)	17.9	17.9	—	—
Patent litigation settlement (f)	—	7.0	—	—
Gain on sale of assets	—	(0.9)	—	—
Restructuring	—	0.8	0.6	2.5

Operating (loss) income	(11.7)	(8.4)	4.5	8.4
Interest expense	4.4	17.1	4.1	16.4
Amortization of debt issuance costs	0.4	1.6	0.4	1.6
Foreign exchange (gain)	(0.3)	(1.4)	(0.2)	(1.5)
Other (income) expense, net	(0.4)	(0.4)	—	(0.3)

Income (loss) before income taxes	(15.8)	(25.3)	0.2	(7.8)
Income tax expense	1.0	3.5	1.7	3.7

Net loss	$(16.8)	$(28.8)	$(1.5)	$(11.5)

Add:
Interest expense	$4.4	$17.1	$4.1	$16.4
Income tax expense	1.0	3.5	1.7	3.7
Depreciation expense	3.7	14.9	3.8	14.8
Amortization of intangibles	0.2	0.8	0.2	1.0
Amortization of debt issuance costs	0.4	1.6	0.4	1.6
Goodwill and other intangible impairment (g)	17.9	17.9	—	—

EBITDA (a), (c)	$10.8	$27.0	$8.7	$26.0
EBITDA % (a), (c) (d)	15.2%	9.9%	12.7%	9.8%

Adjustments to EBITDA (b), (c):
Restructuring	$—	$0.8	$0.6	$2.5
Gain on sale of assets	—	(0.9)	—	—
MDCP dissolution costs (e)	—	0.3	—	—
Patent litigation settlement (f)	—	7.0	—	—
Other	—	—	0.1	0.5

Adjusted EBITDA (b), (c)	$10.8	$34.2	$9.4	$29.0
Adjusted EBITDA % (b), (c) (d)	15.2%	12.6%	13.7%	10.9%

	August 31, 2006	August 31, 2005
Current assets	$62.4	$61.2
Property, plant and equipment, net	72.1	77.1
Other assets	22.2	41.7

Total assets	$156.7	$180.0

Current liabilities	$34.4	$29.9
Revolver	24.9	23.8
Senior notes	180.0	180.0
Other liabilities	3.3	4.0

Total liabilities	242.6	237.7

Other equity	6.2	5.6
Accumulated deficit	(92.1)	(63.3)

Total equity (deficit)	(85.9)	(57.7)

Total liabilities and shareholders’ equity (deficit)	$156.7	$180.0

(a)	EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.

(b)	Adjusted EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, net interest expense, amortization of debt issuance costs, amortization of intangible assets, impairment of intangible assets, The Blackhawk litigation settlement, restructuring costs, one-time relocation costs, gains and losses on sale of assets and other non-recurring expenses. Adjusted EBITDA excludes restructuring charges of $0.6 million for the three months ended August 31, 2005, and charges of $0.8 million and $2.5 million for year to date August 31, 2006 and 2005, respectively. There were no restructuring charges for the three months ended August 31, 2006.

(c)	EBITDA and Adjusted EBITDA are not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer’s historical ability to service debt and because certain restrictive covenants in the Indenture are based on a term very similar to the Company’s Adjusted EBITDA.

(d)	Percentages are calculated as a percent of sales.

(e)	Charges relating to the dissolution of the Management Deferred Compensation Plan (MDCP), which occurred in December 2005.

(f)	On May 31, 2006, the Company signed a settlement agreement with Blackhawk Molding Company, Inc. to settle a suit in which Blackhawk alleges that a “single stick” label attached to the Company’s five-gallon caps causes the Company’s caps to infringe a patent held by it. The agreement provides that the Company will pay Blackhawk $4.0 million by June 30, 2006 and $0.5 million per quarter for four quarters thereafter and $0.25 million per quarter for an additional four quarters.

(g)	At the end of August 31, 2006, we measured goodwill and other intangibles by operating unit and reviewed for impairment by utilizing the EBITDA multiplier methodology for United States – Closures, Blow Mold Technology, Mexico, and the United Kingdom, and used the discounted cash flows methodology for United States – CFT. Based on our reviews, we recorded an impairment loss of $1.2 million for Mexico and $16.7 million for United States – CFT.